Exhibit 99.1

News Release

Investor Contact:	Jerry L. Johnson	EnPro Industries
	Senior Vice President - Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Reports Third Quarter 2020 Results

Third Quarter 2020 Highlights
(All results reflect comparisons to prior-year period and Fairbanks Morse as a discontinued operation unless otherwise noted)
•Sales decreased 10.3% to $268.3 million
•Loss from continuing operations attributable to EnPro Industries, Inc. was $21.6 million, compared to a loss of $8.4 million in the prior-year period; the third quarter 2020 loss included pretax charges of $21.1 million primarily for asset impairments as well as $21.4 million for the settlements of legal claims
•Segment profit increased 3.9% to $29.5 million, driven primarily by the benefit of ongoing strategic portfolio actions
•Adjusted EBITDA decreased 1.4% to $42.1 million; adjusted EBITDA margin increased 140 bps to 15.7%
•Diluted loss per share from continuing operations attributable to EnPro Industries, Inc. was $1.05, compared to a loss of $0.41 in the prior-year period; adjusted diluted earnings per share decreased 8.2% to $0.67
•Acquisition of Alluxa, Inc. closed on October 26 and the sale of all assets related to STEMCO’s Motor Wheel® and Crewson® businesses was completed on September 2

CHARLOTTE, N.C., November 3, 2020 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month period ended September 30, 2020.

“During the third quarter, EnPro reached several strategic milestones in transforming our business to support our profitable growth strategy, including announcing the acquisition of Alluxa, Inc., which later closed on October 26, completing the sale of STEMCO’s Motor Wheel® and Crewson® businesses, and signing an agreement to sell STEMCO’s Air Springs business,” said Marvin Riley, Chief Executive Officer. “Our third quarter adjusted EBITDA remained relatively flat and adjusted EBITDA margin increased 140 basis points versus the prior-year period to 15.7%. We continue to successfully manage the business while navigating the impacts of the COVID-19 pandemic, which resulted in weaker demand across many of our core markets. This resilience reflects our diligent focus on cost management and the benefits of the portfolio reshaping actions completed over the last year.”

“We remain committed to leveraging the EnPro Operating System to drive additional cost savings and operational improvements. Additionally, our balance sheet remains strong, providing us the financial flexibility to take advantage of opportunities that arise as markets continue to stabilize,” added Mr. Riley.

“Our top priority remains the health and safety of our approximately 5,000 global employees, their families, our communities, our customers, and our suppliers. I am proud of the EnPro team for keeping our core values of Safety, Excellence, and Respect for all people at the heart of our actions and for our continued drive to deliver quality products and solutions to our customers, while integrating enhanced safety practices and new ways of working throughout the organization. Consistent with our core values, I am also proud of the efforts of our team to promote diversity and inclusion throughout our company as we seek to be part of creating sustainable change in our society,” added Mr. Riley.

Strategy and Key Developments

During and subsequent to the end of the third quarter, EnPro took several actions in support of its ongoing portfolio reshaping strategy:
•Closed the previously announced acquisition of Alluxa, Inc. on October 26
•Completed the sale of all assets related to STEMCO’s Motor Wheel® and Crewson® businesses on September 2
•The regulatory approval process for the previously announced definitive agreement to sell STEMCO’s Air Springs manufacturing business is proceeding as anticipated, with the sale expected to close by the end of the fourth quarter
•Obtained an agreement for the sale of GGB’s bushing block business, which is expected to close by the end of the fourth quarter

These actions are consistent with EnPro’s strategy to focus the portfolio on materials science-based businesses with leading technologies, compelling margins, strong cash flow, and high levels of recurring revenue that serve markets with favorable secular tailwinds where the company can apply the EnPro Operating System to enable continuous improvement. The company will continue to allocate capital, organically and inorganically, to drive growth in businesses with these characteristics with the goal of maximizing long-term shareholder returns.

“The acquisition of Alluxa is consistent with our strategy of investing in attractive technologies, software, and service offerings in higher-growth markets with compelling financial characteristics and experienced management teams. Alluxa is recognized as a leader in specialty optical filters and thin-film precision coatings technology that complements our growing advanced technology presence. The business adds a highly differentiated suite of products and services, made possible by the advanced SIRRUSTM automated plasma deposition software. The acquisition extends EnPro’s technical expertise within its existing thin-film products and services offering, primarily serving the industrial technology, life sciences, and semiconductor end markets. We believe we can accelerate Alluxa’s growth by leveraging EnPro’s commercial capabilities, industry relationships, and extensive capital and management resources,” said Mr. Riley.

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarter Ended September 30,
	2020	2019	Change
Net Sales	$268.3	$299.0	(10.3)%
Segment Profit	$29.5	$28.4	3.9%
Segment Margin	11.0%	9.5%
Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc.	$(21.6)	$(8.4)	nm
Net Income (Loss) Attributable to EnPro Industries, Inc.	$(19.7)	$(1.5)	nm
Diluted Earnings (Loss) Per Share Attributable to EnPro Industries, Inc. Continuing Operations	$(1.05)	$(0.41)	nm
Adjusted Net Income[1]	$13.8	$15.2	(9.2)%
Adjusted Diluted Earnings Per Share[1]	$0.67	$0.73	(8.2)%
Adjusted EBITDA[1]	$42.1	$42.7	(1.4)%
Adjusted EBITDA Margin[1]	15.7%	14.3%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

Third Quarter 2020 Consolidated Results

Sales decreased 10.3% to $268.3 million compared to the third quarter of 2019. Growth in the semiconductor market, including the contribution from LeanTeq, was more than offset by weakness in the heavy-duty truck, aerospace, oil and gas, general industrial, petrochemical, and automotive markets. Sales to food and pharma markets were flat for the quarter compared to prior year. Excluding the impact of foreign exchange translation and sales from acquired and divested businesses, organic sales for the quarter declined 12.4% compared to the third quarter of 2019.

Segment profit increased 3.9% year-over-year driven primarily from the benefit of acquisitions, strategic divestitures of underperforming businesses, and reduced acquisition and divestiture expenses, offset in part by restructuring and impairment charges. Excluding the impact of acquisitions and divestitures, acquisition-related costs, and restructuring and impairment charges, total segment profit decreased 25.1% compared to the third quarter of last year.

Loss from continuing operations attributable to EnPro Industries, Inc. was $21.6 million, compared to a loss of $8.4 million in the prior-year period. Adjusted net income decreased 9.2% compared to the prior-year period to $13.8 million. Diluted loss per share attributable to EnPro Industries, Inc. continuing operations was $1.05, a decline from a loss of $0.41 in the prior-year period and adjusted diluted earnings per share decreased 8.2% versus the prior-year period to $0.67.

Third Quarter 2020 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Products
Includes Garlock, Technetics Group, and STEMCO businesses

	Quarter Ended September 30,
(Amounts in millions except percentages)	2020	2019	Change
Sales	$201.8	$219.5	(8.1)%
Segment Profit	$33.0	$17.8	85.4%
Segment Margin	16.4%	8.1%
Adjusted Segment EBITDA[1]	$45.4	$37.0	22.7%
Adjusted Segment EBITDA[1] Margin	22.5%	16.9%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

•Sales decreased 8.1% versus the prior-year period due to a decline in demand in the heavy-duty truck and aerospace markets, as well as flat performance in general industrial and food and pharma, despite growth in the semiconductor market, which includes the benefit of the company’s acquisition of LeanTeq that closed in September 2019. Sales were also impacted by the divestiture of the brake shoe business in Rome, Georgia at the end of the third quarter of 2019 and the sale of all assets related to STEMCO’s Motor Wheel® and Crewson® businesses on September 2, 2020. Excluding the impact of foreign exchange translation and sales from acquired and divested businesses, sales decreased 10.3% versus the prior-year period.
•Segment profit increased 85.4% versus the prior-year period, due primarily to the benefit of acquisitions, strategic divestitures of underperforming businesses, reduced acquisition and divestiture expenses, and the reversal of restructuring charges recorded in the second quarter related to the sale of the Motor Wheel® and Crewson® businesses. Excluding the impact of acquisitions and divestitures, restructuring charges, and acquisition-related costs, segment profit decreased 11.7% compared to the prior-year period.

Engineered Products
Includes GGB and CPI businesses

	Quarter Ended September 30,
(Amounts in millions except percentages)	2020	2019	Change
Sales	$67.7	$81.1	(16.5)%
Segment Profit (Loss)	$(3.5)	$10.6	nm
Segment Margin	(5.2)%	13.1%
Adjusted Segment EBITDA[1]	$7.9	$14.8	(46.6)%
Adjusted Segment EBITDA[1] Margin	11.7%	18.2%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

•Sales decreased 16.5% versus the prior-year period primarily due to weakness in the general industrial, oil and gas, automotive, and petrochemical markets. Excluding the impact of foreign exchange translation, sales decreased 17.9% compared to the prior-year period.
•Segment loss was $3.5 million, compared to profit of $10.6 million in the prior-year period, primarily driven by sales volume declines as well as impairment charges related to the pending sale of GGB’s bushing block business, partially offset by cost-reduction initiatives implemented in response to market challenges, including headcount and discretionary spending decreases, as well as price increases. Excluding the impact of restructuring and impairment charges, segment profit was $4.3 million, a decrease of 60.9% compared to the prior-year period.

Balance Sheet and Capital Allocation

EnPro ended the third quarter with cash of $441 million and full availability of a $400 million revolving credit facility, less $11 million in outstanding letters of credit. The company’s net debt to adjusted EBITDA ratio was 0.3x on September 30, 2020. When considering the Alluxa transaction, which closed on October 26, the pending sale of GGB’s bushing blocks business, and the portfolio shaping activities in Sealing Products completed over the past year, the company’s pro forma net debt to adjusted EBITDA ratio would remain well within EnPro’s long-term target leverage range of 1.5x to 2.0x.

The company’s two-year, $50 million share repurchase authorization initiated in October 2018 has now expired. Prior to suspending the share repurchase program in the first quarter in response to the COVID-19 pandemic, the company purchased 347,601 shares for approximately $20 million.

EnPro’s Board of Directors approved a new share repurchase program, which runs to October 31, 2022, whereby the company may repurchase up to $50 million of shares in both open market and privately negotiated transactions. The company’s management will determine the timing and amount of any such repurchases based on its evaluation of market conditions, capital alternatives, and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws.

The company’s dividend policy remains unchanged, and during the third quarter, the company paid a $0.26 per share quarterly dividend with a total value of $5.4 million.

Other Events Impacting Third Quarter Results

In the third quarter the company recognized Other Operating and Non-operating charges aggregating $28.8 million and $17.2 million, respectively. The primary components of these charges relate to settlements of two long-pending litigation matters, non-cash impairments of trademarks in Sealing Products in the amount of $16.1 million, and the impairment of assets of GGB’s bushing block business in Dieuze, France.

Regarding the litigation matters, in recent weeks the company was successful in resolving claims by the state of Mississippi related to environmental contamination at the site of a legacy business divested in 1996, and product claims by a customer related to bearings that GGB last supplied in 2008. The total amount of payments under these settlements is $14.0 million for environmental contamination and €6.6 million for product claims which will be paid in the fourth quarter.

During the past month GGB obtained an agreement for the sale of its non-strategic and unprofitable bushing block business in Dieuze, France. The company recognized an impairment charge of $6.2 million in the third quarter with respect to the pending sale. The sale is expected to close before year end.

Current Economic Conditions and Outlook

“For the full year, as a result of market dynamics, portfolio reshaping actions, and seasonal and customer-specific demand patterns, we expect a year-over-year sales decline of a little over 15% and adjusted EBITDA margins of approximately 15%. This compares to our prior scenario planning ranges of a 15% to 25% decline in sales and adjusted EBITDA margins of 13% to 14%. Note that these expectations do not include contributions from the acquired Alluxa business nor uncertainties surrounding how the resurging COVID-19 crisis might impact demand and revenue; however, they do include the impact of completed and announced divestitures,” said Mr. Riley.

Conference Call, Webcast Information, and Presentations

EnPro will hold a conference call today, November 3, at 8:30 a.m. Eastern Time to discuss third quarter 2020 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13698180. A live audio webcast of the call and accompanying slide presentations, including supplemental information on the recent Alluxa acquisition, will be accessible from the company’s website, https://www.enproindustries.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, as well as segment adjusted EBITDA and segment adjusted EBITDA margin. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are attached to the release. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: impacts from the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19, including impacts on the company’s operations, and the operations and businesses of its customers and vendors, including whether the company’s operations and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the company’s operations to be halted for some period of time; uncertainty with respect to the duration and severity of these impacts from the COVID-19 pandemic, including impacts on the general economy and the markets served by the company’s customers; the extent to which the impacts from the COVID-19 pandemic could result in a reduction in demand for the company’s products and services, which could also result in asset impairment charges, including for goodwill; other economic conditions in the markets served by EnPro’s businesses and those of its customers, some of which are cyclical and experience periodic downturns and disruptions, such as the recent disruptions in the pricing of oil and gas; prices and availability of its raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations and the discontinued operations of its predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. EnPro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q, describe these and other risks and uncertainties in more detail. EnPro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leading technology company which uses materials science to push the boundaries of the semiconductor, life sciences, and other technology industries with a well-diversified customer base. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2020 and 2019
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Net sales	$268.3	$299.0	$798.0	$919.2
Cost of sales	173.8	201.3	525.7	613.5
Gross profit	94.5	97.7	272.3	305.7
Operating expenses:
Selling, general and administrative	73.2	77.1	214.6	235.4
Other	28.8	1.5	42.9	3.9
Total operating expenses	102.0	78.6	257.5	239.3
Operating income (loss)	(7.5)	19.1	14.8	66.4
Interest expense	(4.0)	(4.1)	(12.6)	(13.8)
Interest income	0.1	0.3	1.2	1.3
Other expense	(17.2)	(24.6)	(15.5)	(27.3)
Income (loss) from continuing operations before income taxes	(28.6)	(9.3)	(12.1)	26.6
Income tax benefit (expense)	7.3	0.9	(2.2)	(10.6)
Income (loss) from continuing operations	(21.3)	(8.4)	(14.3)	16.0
Less: income attributable to redeemable non-controlling interest, net of taxes	0.3	—	0.5	—
Income (loss) from continuing operations attributable to EnPro Industries, Inc.	(21.6)	(8.4)	(14.8)	16.0
Income from discontinued operations, net of taxes	1.9	6.9	207.3	19.5
Net income (loss) attributable to EnPro Industries, Inc.	$(19.7)	$(1.5)	$192.5	$35.5
Basic earnings (loss) per share attributable to EnPro Industries, Inc.:
Continuing operations	$(1.05)	$(0.41)	$(0.72)	$0.77
Discontinued operations	0.09	0.33	10.09	0.94
Basic earnings (loss) per share	$(0.96)	$(0.08)	$9.37	$1.71
Average common shares outstanding (millions)	20.5	20.6	20.5	20.7
Diluted earnings (loss) per share attributable to EnPro Industries, Inc.:
Continuing operations	$(1.05)	$(0.41)	$(0.72)	$0.77
Discontinued operations	0.09	0.33	10.09	0.94
Diluted earnings (loss) per share	$(0.96)	$(0.08)	$9.37	$1.71
Average common shares outstanding (millions)	20.5	20.6	20.5	20.8

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2020 and 2019
(Stated in Millions of Dollars)

	2020	2019
Operating activities of continuing operations
Net income attributable to EnPro Industries, Inc.	$192.5	$35.5
Adjustments to reconcile net income attributable to EnPro Industries, Inc. to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	(207.3)	(19.5)
Taxes paid related to sale of discontinued operations	(35.4)	—
Depreciation	22.4	22.4
Amortization	29.1	25.6
Deferred income taxes	(2.4)	(3.8)
Stock-based compensation	4.1	5.0
Other non-cash adjustments	31.5	14.0
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Asbestos insurance receivables	2.5	5.8
Accounts receivable, net	(3.4)	(3.1)
Inventories	11.7	3.4
Accounts payable	(5.9)	(18.4)
Other current assets and liabilities	12.5	8.4
Other non-current assets and liabilities	(3.5)	15.8
Net cash provided by operating activities of continuing operations	48.4	91.1
Investing activities of continuing operations
Purchases of property, plant and equipment	(11.8)	(15.1)
Proceeds from sale of businesses	453.9	3.6
Acquisitions, net of cash acquired	0.1	(310.4)
Other	(2.7)	(2.1)
Net cash provided by (used in) investing activities of continuing operations	439.5	(324.0)
Financing activities of continuing operations
Proceeds from debt	24.9	566.9
Repayments of debt	(161.4)	(365.1)
Repurchase of common stock	(5.3)	(15.0)
Dividends paid	(16.2)	(15.7)
Other	(2.0)	(5.0)
Net cash provided by (used in) financing activities of continuing operations	(160.0)	166.1
Cash flows of discontinued operations
Operating cash flows	(6.2)	59.6
Investing cash flows	—	(8.7)
Net cash provided by (used in) discontinued operations	(6.2)	50.9
Effect of exchange rate changes on cash and cash equivalents	(1.9)	(1.6)
Net increase (decrease) in cash and cash equivalents	319.8	(17.5)
Cash and cash equivalents at beginning of period	121.2	129.6
Cash and cash equivalents at end of period	$441.0	$112.1
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net	$6.1	$7.9
Income taxes, net	$52.0	$2.5

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of September 30, 2020 and December 31, 2019
(Stated in Millions of Dollars)

	September 30,	December 31,
	2020	2019
Current assets:
Cash and cash equivalents	$441.0	$121.2
Accounts receivable	163.4	160.8
Inventories	124.8	157.1
Other current assets	46.1	56.3
Current assets held for sale	41.2	254.1
Total current assets	816.5	749.5
Property, plant and equipment	182.5	218.8
Goodwill	486.9	485.3
Other intangible assets	422.5	466.9
Other assets	115.6	114.6
Total assets	$2,024.0	$2,035.1
Current liabilities:
Current maturities of long-term debt	$3.9	$4.1
Accounts payable	69.0	82.7
Accrued expenses	154.1	137.3
Current liabilities held for sale	16.1	89.5
Total current liabilities	243.1	313.6
Long-term debt	489.3	625.2
Deferred taxes and non-current income taxes payable	97.9	74.6
Other liabilities	97.3	106.8
Total liabilities	927.6	1,120.2
Redeemable non-controlling interest	30.5	28.0
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	288.5	292.1
Retained earnings	808.5	632.2
Accumulated other comprehensive loss	(30.1)	(36.4)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders' equity	1,065.9	886.9
Total liabilities and equity	$2,024.0	$2,035.1

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2020 and 2019
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Sealing Products	$201.8	$219.5	$601.4	$668.0
Engineered Products	67.7	81.1	201.4	255.8
	269.5	300.6	802.8	923.8
Less intersegment sales	(1.2)	(1.6)	(4.8)	(4.6)
	$268.3	$299.0	$798.0	$919.2

Segment Profit
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Sealing Products	$33.0	$17.8	$69.5	$66.2
Engineered Products	(3.5)	10.6	(0.2)	28.7
	29.5	28.4	69.3	94.9

Segment Margin
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Sealing Products	16.4%	8.1%	11.6%	9.9%
Engineered Products	(5.2)%	13.1%	(0.1)%	11.2%
	11.0%	9.5%	8.7%	10.3%

Reconciliation of Segment Profit to Income (Loss) from Continuing Operations
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Segment profit	$29.5	$28.4	$69.3	$94.9
Corporate expenses	(11.7)	(8.1)	(27.3)	(25.5)
Interest expense, net	(3.9)	(3.8)	(11.4)	(12.5)
Other expense, net	(42.5)	(25.8)	(42.7)	(30.3)
Income (loss) from continuing operations before income taxes	(28.6)	(9.3)	(12.1)	26.6
Income tax benefit (expense)	7.3	0.9	(2.2)	(10.6)
Income (loss) from continuing operations	$(21.3)	$(8.4)	$(14.3)	$16.0

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments of indefinite-lived trademarks, and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc. and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Nine Months Ended September 30, 2020 and 2019
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2020				2019
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Loss from continuing operations attributable to EnPro Industries, Inc.	$(21.6)	20.5*	$(1.05)		$(8.4)	20.6*	$(0.41)
Income from redeemable non-controlling interest, net of taxes	(0.3)				—
Income tax benefit	7.3				0.9
Loss from continuing operations before income taxes	(28.6)				(9.3)
Adjustments:
Restructuring and impairment expense	5.0				1.4
Environmental reserve adjustments and other costs associated with previously disposed businesses	14.8				8.5
Net loss on sale of businesses	3.1				15.3
Acquisition and divestiture expenses	3.2				5.9
Pension expense (income) (non-service cost)	(0.7)				0.8
Non-controlling interest compensation allocation***	0.5				—
Impairment of indefinite-lived trademarks	16.1				—
Legal settlement	7.4				—
Other	0.3				0.1
Adjusted income from operations before income taxes	21.1				22.7
Adjusted income tax expense	(7.0)				(7.5)
Income from redeemable non-controlling interest, net of taxes	(0.3)				—
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$13.8	20.6	$0.67	**	$15.2	20.7	$0.73	**

	Nine Months Ended September 30,
	2020				2019
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Income (loss) from continuing operations attributable to EnPro Industries, Inc.	$(14.8)	20.5*	$(0.72)		$16.0	20.8	$0.77
Income from redeemable non-controlling interest, net of taxes	(0.5)				—
Income tax expense	(2.2)				(10.6)
Income (loss) from continuing operations before income taxes	(12.1)				26.6
Adjustments:
Restructuring and impairment costs	23.9				3.6
Environmental reserve adjustments and other costs associated with previously disposed businesses	15.5				9.6
Net loss on sale of business	2.0				15.3
Acquisition and divestiture expenses	4.5				7.9
Pension expense (income) (non-service cost)	(2.0)				2.4
Non-controlling interest compensation allocation***	1.6				—
Impairment of indefinite-lived trademarks	16.1				—
Legal settlement	7.4				—
Other	0.4				0.2
Adjusted income from continuing operations before income taxes	57.3				65.6
Adjusted income tax expense	(18.9)				(21.6)
Income from redeemable non-controlling interest, net of taxes	(0.5)				—
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$37.9	20.6	$1.84	**	$44.0	20.8	$2.11	**

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations attributable to EnPro Industries, Inc. and diluted earnings per share attributable to EnPro Industries, Inc., including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The environmental reserve adjustments and other costs associated with previously disposed businesses, net loss on sale of businesses, and pension expense (income) (non-service cost) are included as part of other expense. The non-controlling interest compensation allocation, acquisition and divestiture expenses, and other costs are included in selling, general, and administrative and other operating expenses. Restructuring, impairment, and legal settlement costs are included as part of other operating expense and cost of sales.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 33.0% for continuing operations. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

*There were 0.1 million potentially dilutive shares in the quarter and nine months ended September 30, 2020 and 0.1 million potentially dilutive shares in the quarter ended September 30, 2019 that were excluded from the calculation of consolidated earnings per share in the respective period since they were antidilutive. These shares were added back for the purpose of calculating adjusted net income per share for that period.

** Adjusted diluted earnings per share.

***Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq that is subject to reduction for certain types of employment terminations of the LeanTeq sellers and is directly related to the terms of the acquisition of LeanTeq. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2020 and 2019
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2020
	Sealing	Engineered	Total
	Products	Products	Segments
Segment profit	$33.0	$(3.5)	$29.5
Acquisition and divestiture expenses	1.3	—	1.3
Non-controlling interest compensation allocation*	0.5	—	0.5
Restructuring and impairment (income) expense	(2.9)	7.9	5.0
Depreciation and amortization expense	13.5	3.5	17.0
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$45.4	$7.9	$53.3
Adjusted segment EBITDA margin	22.5%	11.7%	19.9%

	Quarter Ended September 30, 2019
	Sealing	Engineered	Total
	Products	Products	Segments
Segment profit	$17.8	$10.6	$28.4
Acquisition and divestiture expenses	5.7	0.2	5.9
Restructuring costs	1.1	0.3	1.4
Depreciation and amortization expense	12.4	3.7	16.1
Adjusted segment EBITDA	$37.0	$14.8	$51.8
Adjusted segment EBITDA margin	16.9%	18.2%	17.3%

	Nine Months Ended September 30, 2020
	Sealing	Engineered	Total
	Products	Products	Segments
Segment profit	$69.5	$(0.2)	$69.3
Acquisition and divestiture expenses	2.6	—	2.6
Non-controlling interest compensation allocation*	1.6	—	1.6
Restructuring and impairment costs	13.0	10.9	23.9
Depreciation and amortization expense	41.1	10.4	51.5
Adjusted segment EBITDA	$127.8	$21.1	$148.9
Adjusted segment EBITDA margin	21.3%	10.5%	18.7%

	Nine Months Ended September 30, 2019
	Sealing	Engineered	Total
	Products	Products	Segments
Segment profit	$66.2	$28.7	$94.9
Acquisition and divestiture expenses	7.2	0.7	7.9
Restructuring costs	1.9	1.3	3.2
Depreciation and amortization expense	36.7	11.3	48.0
Adjusted segment EBITDA	$112.0	$42.0	$154.0
Adjusted segment EBITDA margin	16.8%	16.4%	16.8%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.
*Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq being subject to reduction for certain types of employment terminations of the LeanTeq sellers. This expense is recorded in selling, general, and administrative expenses on our Consolidated Statements of Operations and is directly related to the terms of the acquisition of LeanTeq. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.

Reconciliation of Net Income (Loss) Attributable to EnPro Industries, Inc. to Adjusted EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2020 and 2019
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss) attributable to EnPro Industries, Inc.	$(19.7)	$(1.5)	$192.5	$35.5
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Income from discontinued operations, net of taxes	(1.9)	(6.9)	(207.3)	(19.5)
Income attributable to redeemable non-controlling interest, net of taxes	0.3	—	0.5	—
Interest expense, net	3.9	3.8	11.4	12.5
Income tax (benefit) expense	(7.3)	(0.9)	2.2	10.6
Depreciation and amortization expense	17.1	16.2	51.5	48.0
EBITDA	(7.6)	10.7	50.8	87.1
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Adjusted EBITDA):
Restructuring and impairment expense	5.0	1.4	23.9	3.6
Environmental reserve adjustments and other costs associated with previously disposed businesses	14.8	8.5	15.5	9.6
Net loss on sale of businesses	3.1	15.3	2.0	15.3
Acquisition and divestiture expenses	3.2	5.9	4.5	7.9
Pension expense (income) (non-service cost)	(0.7)	0.8	(2.0)	2.4
Non-controlling interest compensation allocation**	0.5	—	1.6	—
Impairment of indefinite-lived trademarks	16.1	—	16.1	—
Legal settlement	7.4	—	7.4	—
Other	0.3	0.1	0.4	0.2
Adjusted EBITDA	$42.1	$42.7	$120.2	$126.1

**Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq being subject to reduction for certain types of employment terminations of the LeanTeq sellers. This expense is recorded in selling, general, and administrative expenses on our Consolidated Statements of Operations and is directly related to the terms of the acquisition of LeanTeq. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the nine months ended September 30, 2020, approximately 68% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

EnPro Industries, Inc.

Reconciliation of Free Cash Flow (Unaudited)
(Stated in Millions of Dollars)

Free Cash Flow - 2020
	Quarter Ended			Nine Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	September 30, 2020
Net cash provided by operating activities of continuing operations	$0.3	$33.1	$15.0	$48.4
Purchases of property, plant, and equipment	(5.2)	(3.7)	(2.9)	(11.8)
Free cash flow	$(4.9)	$29.4	$12.1	$36.6

Free Cash Flow - 2019
	Quarter Ended			Nine Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	September 30, 2019
Net cash provided by (used in) operating activities of continuing operations	$(1.3)	$34.9	$57.5	$91.1
Purchases of property, plant, and equipment	(4.1)	(5.9)	(5.1)	(15.1)
Free cash flow	$(5.4)	$29.0	$52.4	$76.0